Exhibit 2

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUED UPON ANY CONVERSION OF INTEREST COST HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

PROMISSORY NOTE

$2,500,000.00	As of October 28, 2015
Maroussi, Greece

Whereas PYXIS TANKERS INC., a Marshall Islands corporation (“Maker”), issued a promissory note as of April 23, 2015 (the “Original Note”) in the principal sum of $625,000.00 to the order of MARITIME INVESTORS CORP., a Marshall Islands corporation (“Payee”), and Maker and Payee desire to replace the Original Note with this Promissory Note made as of October 28, 2015 (this “Note”); and

Whereas pursuant to the Agreement and Plan of Merger by and among Maker, Maritime Technologies Corp., LookSmart Ltd. and LookSmart Group, Inc., dated April 23, 2015, as amended on September 22, 2015, Payee has elected to receive this Note in lieu of $1,875,000 in the form of Maker’s shares and this Note shall combine with and replace the Original Note.

FOR VALUE RECEIVED, Maker hereby promises to pay to the order of Payee the principal sum of Two Million Five Hundred Thousand Dollars and No Cents ($2,500,000.00) in lawful money of the United States of America, together with interest on the unpaid principal balance of this Note, on the terms and conditions described below.

1.             Principal. The principal balance of this Note shall be repayable on January 15, 2017.

2.             Interest; Conversion.

(a)       Interest shall accrue on any unpaid principal at a rate of 2.75% per annum on a daily basis from the date hereof until paid in full or converted as provided in this Note. Interest shall be calculated on the basis of a 365-day year and payable quarterly in arrears in cash or additional shares of Maker as provided in this Note.

(b)       From time to time, subject to the provisions hereof, Maker shall have the right, at its option, at any time to convert all, or a portion, in multiples of $1,000, of the then accrued interest on this Note into that number of fully paid and non-assessable shares of the Maker’s common stock, par value $0.001 per share (the “Common Stock”), as said shares shall be constituted on the date of conversion, obtained by dividing the portion of the then outstanding interest due to be converted under this Note by the five-day volume weighted average closing price per share of the Common Stock over the five (5)-day period ending on the day prior to the date of issuance of the Common Stock. The conversion rights pursuant to this Section shall be exercisable only as to whole shares, and in no event shall Maker be required to issue fractional shares. If the calculation of the number of shares of the Common Stock to be received by way of conversion would result in the issuance of fractional shares, then the number of shares of the Common Stock that would otherwise be issuable upon conversion shall be rounded up to the nearest whole number of shares.

(c)        In case of any reclassification or reorganization of the outstanding Common Stock, or in the case of any merger or consolidation of Maker with or into another corporation (other than a consolidation or merger in which Maker is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity in connection with which Maker is dissolved, Maker or its successor shall thereafter have the right to issue in lieu of the shares of Common Stock immediately theretofore issuable upon the conversion of interest on this Note, the kind and amount of shares of stock and other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation following any such sale or transfer, that Payee would have received if Maker had converted any accrued interest under this Note immediately prior to such event. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or transfers.

3.             Prepayment; Application of Payments. Maker may prepay all or apportion of the outstanding amounts due under this Note at any time. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, then to the payment in full of any late charges and accrued and unpaid interest and finally to the reduction of the unpaid principal balance of this Note.

4.             Events of Default. The following shall constitute Events of Default:

(a)        Failure to Make Required Payments. Failure by Maker to to make, on or before the due date (at maturity, by acceleration or otherwise), in the manner required, any payment of principal, interest or any other sums due under this Note within five (5) business days following the date when due.

(b)       Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)       Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

5.             Remedies.

(a)       Upon the occurrence of an Event of Default specified in Section 4(a), Payee may, by written notice to Maker, declare this Note to be due and payable, whereupon the principal amount of this Note, together with all interest accrued thereon pursuant to the terms of this Note and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)       Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid principal balance of, together with all interest accrued thereon pursuant to the terms of this Note and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

6.             Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

7.             Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agree that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

8.             Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by telefacsimile or (v) sent by e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Pyxis Tankers Inc.

c/o PYXIS MARITIME CORP.

K. Karamanli 59

Maroussi 15125, Greece

Attn.: Chief Financial Officer

If to Payee:

MARITIME INVESTORS CORP.

K. Karamanli 59

Maroussi 15125, Greece

Attn.: President

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a facsimile transmission confirmation, (iii) the date on which an e-mail transmission was received by the receiving party’s on-line access provider (iv) the date reflected on a signed delivery receipt, or (vi) two (2) business days following tender of delivery or dispatch by express mail or delivery service.

9.             Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors of the parties hereto. This Note may be assigned or otherwise transferred by Payee from time to time in compliance with applicable securities laws without the consent of Maker and in the event of any such assignment or transfer, the obligations of Maker hereunder shall inure to the benefit of all such assigns and successors. In the event Payee assigns or otherwise transfers all or any part of this Note, Maker shall, upon the request of Payee issue new Notes to effectuate such assignment or transfer. Except as provided herein, neither Payee nor Maker may assign or delegate its obligations hereunder without the prior written consent of the other party, and any purported assignment without such consent shall be void and of no effect.

10.           Construction; Consent to Jurisdiction. This Note shall be construed and enforced in accordance with the domestic, internal law, but not the law of conflict of laws, of the State of New York. MAKER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION, VENUE AND FORUM OF ANY STATE OR FEDERAL COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK WITH RESPECT TO ANY ACTION, WHETHER COMMENCED BY PAYEE OF THIS NOTE OR ANY OTHER PERSON, TO THE EXTENT THE SAME ARISES UNDER OR RELATES TO THIS NOTE.

11.           Interpretation; Time. Maker and Payee agree that, in interpreting this Note, there shall be no inferences drawn against the drafting party. Time is of the essence with respect to each and every provision of this Note.

12.           Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(Signature begins on next page)

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by its Secretary the day and year first above written.

MAKER:

PYXIS TANKERS INC.

By: /s/ Henry Williams

        Name: Henry Williams

        Title: Chief Financial Officer